Exhibit 99.1

News	General Motors	GM Communications Detroit, Mich., USA media.gm.com

For Release: 10:45 a.m. EST

April 1, 2011

Chevrolet Cruze Fuels 17 Percent Rise in GM

March Retail Sales

•	First quarter retail sales surge 38 percent, total sales rise 26 percent to 592,545 units

•	March total sales up 11 percent; fleet sales penetration 27 percent

•	March incentives decline sharply from February

DETROIT – March capped a successful quarter for General Motors in the United States. Retail sales surged 38 percent for its four brands, driven by demand for Chevrolet’s all-new Cruze compact sedan. In spite of a decline in incentives, dealers reported 206,621 total sales during March, an increase of 11 percent. This total included a 17 percent increase in retail sales, compared to March 2010.

March’s retail sales increase was spurred by a 34-percent rise in passenger car retail sales, led by a 287 percent gain in retail sales of the Cruze over the car it replaced.

March deliveries to fleets declined 1 percent and represented 27 percent of the company’s total sales – the ninth straight month that fleet sales comprised less than 30 percent of total sales.

For the first three months, total sales increased 26 percent to 592,545 units compared to a year earlier. As a result, each of GM’s brands – Chevrolet, Buick, GMC and Cadillac – gained retail and total market share during the quarter.

“Our plan was to get out of the gates quickly in the first quarter and we succeeded,” said Don Johnson, vice president, U.S. Sales Operations. “Consumers responded favorably to the value of our broad lineup of fuel-efficient cars, trucks and crossovers.”

In the first quarter, fleet sales represented 24 percent of the company’s total sales volume, compared to 30 percent in the first quarter of 2010.

GM’s Newest Vehicles Continue to Drive Retail Gains – up 54 Percent in March

Combined retail sales for vehicles launched since June 2009 – Chevrolet Equinox, Silverado HD, Cruze and Volt; Buick LaCrosse and Regal; GMC Sierra HD and Terrain; and Cadillac SRX, CTS Wagon and CTS Coupe – increased 54 percent during March and were up 74 percent for the first three months of the year.

“March sales demonstrated our newest models continue to win over customers,” Johnson said. “Vehicles like the Chevrolet Cruze and Equinox put us in great position to benefit from consumer’s increasing desire for fuel-efficient vehicles.”

Passenger Cars

Total sales of GM passenger cars improved 15 percent during March, led by the sale of 18,018 Cruzes. Retail sales of GM passenger cars rose 34 percent for the month. The Cruze, Chevrolet Camaro Convertible and Buick Regal all have achieved record retail sales since being launched. For the quarter, retail sales of GM’s passenger cars were up 49 percent, also led by the Cruze, up 203 percent.

Crossovers

The Chevrolet, GMC and Cadillac brands each set March total and retail sales records for crossover sales during the month, driven by a 20 percent increase in combined retail sales by the Chevrolet Equinox and GMC Terrain. The two also set March records for retail sales. For the quarter, retail sales of GM’s complete lineup of industry-leading crossovers were up 30 percent.

Pickups

Total combined sales of Chevrolet Silverado and Avalanche, and GMC Sierra increased 11 percent in March, with retail sales also rising 11 percent versus a year ago. For the quarter, retail sales for GM’s full-size pickups rose 38 percent, while total sales improved to 130,866 units – a 31-percent increase.

Incentives

During March, purchase incentives declined on a per unit basis.

“We’ve said all along that our plan for the year was to be at or near industry average on incentives as a percent of average transaction prices, as we were last year,” Johnson said. “Our actions in March were consistent with that plan and we will continue to be prudent in our go-to-market approach.”

Month-end dealer inventory in the United States stood at about 574,000 units, which is about 57,000 higher compared to February and about 149,000 higher than March 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 148,197 total vehicles in March, an 11-percent increase versus last year. Retail sales for Chevrolet were up 18 percent. Cruze retail sales were 287 percent higher than the compact car it replaced. Silverado retail sales rose 10 percent, while Equinox retail sales increased 18 percent (read more).

•

Buick: Buick reported 15,663 total sales, a 21-percent increase compared to March 2010. This includes a 24-percent rise in year-over-year retail sales, led by improving demand for the all-new Regal. This marks the 18th consecutive month of year-over-year sales gains for the brand (read more).

•

GMC: GMC reported total sales of 30,597, an 11-percent increase compared to the same month last year. This marks the 18th consecutive month of year-over-year sales increases. Retail sales were 11 percent higher than last year, driven by continued strong retail demand for the Terrain (up 26 percent) and Sierra (up 15 percent) (read more).

•

Cadillac: Cadillac reported total sales of 12,164 for March – 5 percent higher than last March, with retail sales increasing 14 percent. February was the 14th consecutive month of year-over-year total and retail sales gains. CTS retail sales continued to set the pace for the brand, rising 51 percent, driven by strong demand for the all-new CTS Coupe (read more).

•

Fleet sales for GM’s four brands were 56,465 for the month, a 1-percent decrease for the month, with sales to rental fleets down 11 percent during the same period. Sales to commercial customers rose 1 percent for the month, the 12th consecutive month of commercial fleet sales gains. Fleet accounted for 27 percent of GM total sales during the month.

About General Motors – General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the

United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For Release: 10:45 a.m. EDT, April 1, 2011

Chevrolet Sales Climb 23 Percent in First Quarter

•	Retail sales for Chevrolet cars increased 42 percent in Q1

•	Camaro still America’s best-selling sports car, with 19,972 Q1 sales

•	Total sales for trucks and crossovers continue to grow: Equinox up 42 percent, Traverse up 30 percent, and Silverado up 28 percent in Q1

DETROIT – Chevrolet posted a total of 148,197 sales in March, an 11 percent increase over the same month a year ago. That number includes an 18 percent gain in retail sales, as Chevrolet’s cars, trucks and crossovers continue to attract new customers.

Calendar year to date, Chevrolet has sold 416,505 vehicles, a 23 percent increase in total sales, while retail sales have climbed 37 percent for the year.

“Our first-quarter results show the strength of Chevrolet’s portfolio,” said Alan Batey, U.S. vice president, Chevrolet Sales and Service. “We offer compelling vehicles for every customer’s needs – from the fuel efficiency of the Chevrolet Cruze Eco to the capability of the Silverado HD, to the iconic performance of the Camaro.”

For the first quarter of 2011, total sales of Chevrolet cars are up 16 percent, while sales to individual customers are up 42 percent from a year ago.

The Chevrolet Cruze and Malibu continue to record strong sales, accounting for a total of 98,950 sales – roughly one of every four Chevrolets sold in the first quarter.

The arrival of the new Camaro Convertible in late February has contributed to Camaro’s lead as the best-selling sports car in America. To date, a total of 19,972 Camaros have been sold.

A total of 1,210 Chevrolet Volts have been delivered in 2011, including 608 deliveries in March. In addition, approximately half of the 595 participating Volt launch dealers have taken delivery of their demonstration vehicles. These Volts will remain with the dealers for at least six months before being sold, ensuring customers will have the chance to test drive the 2011 Motor Trend Car of the Year.

For the first quarter, total sales of Chevrolet’s fuel-efficient crossovers climbed 36 percent, while retail sales were up 33 percent from a year ago.

That includes a 30-percent increase for the eight-passenger Chevrolet Traverse and a 42- percent gain for the five-passenger Equinox. Combined, these two vehicles accounted for a total of 69,598 sales this year.

Total sales for Chevrolet trucks and full-size utilities have climbed 25 percent so far in 2011, with retail sales up 35 percent.

Sales of the Silverado line continued to grow, with total sales up 9 percent in March – its fourteenth consecutive month of year-over-year sales gains. For 2011, Silverado total sales increased 28 percent, while retail sales are up 37 percent.

About Chevrolet

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free” solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

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CONTACTS:

Tom Henderson

GM Sales Communications

Phone 313-667-2702

Mobile 313-410-2704

Tom.e.henderson@gm.com

Monte Doran

Chevrolet Communications

Phone 313-665-4243

Mobile 313-348-2317

monte.doran@chevorlet.com

Buick Retail Sales Rise 49 Percent in First Quarter

Regal, Enclave propel 18th straight month of retail sales gains in March

DETROIT – Buick, the fastest growing major automotive brand in the United States in 2010, finished the first quarter of calendar year 2011 with retail sales up 49 percent and total sales up 39 percent. March also marked Buick’s 18th straight month of growth with retail sales up 24 percent and total sales up 21 percent.

“Regal, LaCrosse and Enclave continue to attract new-to-Buick buyers seeking fuel efficiency, luxury and style in the midsize sedan, full-size car and crossover segments,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “We fully expect the arrival of the fuel-efficient LaCrosse with eAssist and all-new Verano luxury compact to attract even more new customers to Buick.”

Approximately 38 percent of Buick buyers come from non-GM brands and 17 percent come from imports.

Regal, which launched last April, continued to help Buick grow in March with demand for the sporty sedan accelerating thanks to increased availability of the all-new Regal CXL Turbo, which accounted for 30 percent of Regal’s retail sales in March. The turbo’s 2.0-liter direct-injection four-cylinder engine delivers better horsepower and torque than the Acura TSX, and with its manual six-speed transmission, it also delivers better fuel economy, with an EPA-rated 32 mpg highway.

Retail sales for LaCrosse also were up in the first quarter by 4 percent. The 2012 LaCrosse will feature eAssist, which uses an electric motor and lithium-ion battery to capture energy created during braking. Electric power used for starts and stops and light power boost while cruising.

Enclave, which had the strongest sales in its four-year history last year, continued to grow in the first quarter of 2011 with retail sales up 24 percent and total sales up 17 percent. Enclave’s monthly total sales also were up 8 percent year over year. So far in 2011, Enclave has the highest conquest rate of any Buick at 46 percent. The crossover delivers better fuel economy than any eight-passenger crossover, with 24 mpg highway (2WD).

“Fuel efficient vehicles and positive word of mouth continue to draw new customers to Buick showrooms,” Sweeney said. “Consumer interest in the brand also is evident by a 31-percent year-over-year increase in traffic at Buick.com, which is an important sales generator.”

Some of Buick’s hottest markets in the first quarter included Miami, New York and Houston; the latter is hosting the 2011 NCAA Final Four® basketball tournament, of which Buick is a sponsor.

Buick’s new partnership with the NCAA started during March Madness® and continues to generate buzz online at www.ncaa.com/buick, the home of the Buick Human Highlight Reel. This collection of videos celebrates the achievements of former student-athletes who are making a difference in their communities. Buick also is the exclusive title sponsor of a 30-minute television show featuring select Human Highlight Reel stories airing prior to the 2011 NCAA Men’s Final Four® semifinal games on April 2.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Buick is the fastest growing major brand in the U.S. and remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact :

Nick Richards

313-720-9541

nick.richards@gm.com

GMC Finishes First Quarter Up 34 Percent in Retail Sales

Terrain, Sierra and Yukon drive 18th straight month of gains in March

DETROIT – GMC closed the first quarter of calendar year 2011 with retail sales up 34 percent and total sales up 31 percent. March also marked GMC’s 18th straight month of growth with retail and total sales up 11 percent, year over year.

“The first quarter showed continued strong consumer demand for GMC’s capable, fuel efficient, well-equipped trucks, sport utilities and crossovers,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “Terrain, in particular, attracted buyers with its segment-leading fuel economy.”

Terrain, which has the highest conquest rate of any GMC model at 46 percent, delivered a first quarter increase of 43 percent in retail sales and 53 percent in total sales. The crossover’s monthly retail sales rose 26 percent and its total sales climbed 29 percent year over year.

The Sierra lineup’s first-quarter retail and total sales were up 44 percent; Sierra’s year-over-year monthly retail sales were up 15 percent and total sales were up 17 percent in March. Sierra 2500HD recently earned Truck Trend magazine’s “Best in Class” accolade in the work truck category.

Truck Trend also named Yukon the “Best in Class” full-size SUV. In the first quarter, Yukon/XL’s combined retail sales were up 38 percent contributing to a total sales increase of 40 percent; Yukon/XL’s monthly retail sales were up 25 percent and total sales were up 14 percent, year over year.

Acadia’s first quarter retail sales were up 11 percent and total sales were up 5 percent. Acadia offers the best highway fuel economy of any eight-passenger crossover SUV.

“GMC’s commitment to delivering professional grade capability and fuel efficiency in a boldly styled package continues to win new buyers month after month,” Sweeney said.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today, GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

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Contact :

Kelly Cusinato

313-402-4871

kelly.cusinato@gm.com

For Release: 10:45 a.m. EDT, April 1, 2011 CTS Leads Cadillac March Sales Growth First-quarter sales up 38 percent total, 49 percent retail with increases by CTS, SRX and Escalade

DETROIT – Cadillac marked its 14th straight month of year-over-year total U.S. sales gains driven by another strong month from the CTS.

Cadillac posted total U.S. sales in March of 12,164, up 5 percent from the same month last year. Sales of the CTS line, which includes the CTS Sedan, Wagon and Coupe, rose 36 percent for the month to 3,904.

March marked the 11th consecutive month for total and retail year-over-year sales gains for the CTS family. Sales of the SRX were up 3 percent to 4,221 in March as Cadillac’s luxury crossover posted its 20th straight month of total and retail year-over-year sales increases.

The results add to an impressive start for Cadillac in 2011. Cadillac total U.S. sales in the first quarter of 2011 were up 38 percent, compared to the first quarter of last year. For the first quarter, CTS sales rose 76 percent, SRX sales were up 29 percent and Escalade sales rose 9 percent.

The CTS Coupe, introduced last year as a 2011 model, continued its successful launch. The Rocky Mountain Automotive Press Association this week named the 2011 CTS Coupe its New Vehicle of the Year. German automobile magazine Autobild Allrad recently selected the all-wheel-drive version of the CTS Coupe as Car of the Year in the sports car/coupe/convertible segment for import automobiles.

“The CTS Coupe has added new energy to Cadillac and its dealerships,” said Kurt McNeil, vice president of Cadillac sales and service. “It continues to attract new and returning luxury buyers to the brand and expand a CTS line already known for bold styling and world-class performance.”

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

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CONTACT:

Nick Twork

Cadillac Communications

Mobile: 586-565-1001

nicholas.twork@cadillac.com

GM U.S. Deliveries for

March 2011 - Divisional Brand Level

*S/D Curr: 27	March				(Calendar Year-to-Date) January - March
*S/D Prev: 26	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Vehicle Total	206,621	188,546	9.6	5.5	592,545	477,322	24.1
Brand Total	206,621	185,406	11.4	7.3	592,545	469,353	26.2
Other Brand Total	0	3,140	***.*	***.*	0	7,969	***.*

GM Vehicle Deliveries by Marketing Division

	2011	2010	%Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Buick Total	15,663	12,954	20.9	16.4	44,739	32,136	39.2
Cadillac Total	12,164	11,639	4.5	0.6	40,512	29,352	38.0
Chevrolet Total **	148,197	133,165	11.3	7.2	416,505	338,458	23.1
GMC Total **	30,597	27,648	10.7	6.6	90,789	69,407	30.8
Brand Total	206,621	185,406	11.4	7.3	592,545	469,353	26.2
HUMMER Total	0	294	***.*	***.*	0	855	***.*
Pontiac Total	0	109	***.*	***.*	0	582	***.*
Saab Total	0	0	***.*	***.*	0	608	***.*
Saturn Total	0	2,737	***.*	***.*	0	5,924	***.*
Other Brand Total	0	3,140	***.*	***.*	0	7,969	***.*

GM Vehicle Total	206,621	188,546	9.6	5.5	592,545	477,322	24.1

*	Twenty-seven selling days for the March period this year and twenty-six for last year.
**	Calendar Year 2010 includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for March 2011 by Model

	March				(Calendar Year-to-Date) January - March
	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Selling Days (S/D)	27	26
Enclave	4,899	4,519	8.4	4.4	14,445	12,372	16.8
LaCrosse	4,839	6,054	-20.1	-23.0	12,939	14,345	-9.8
Lucerne	2,282	2,381	-4.2	-7.7	7,672	5,419	41.6
Regal	3,643	0	***.*	***.*	9,683	0	***.*
Buick Total	15,663	12,954	20.9	16.4	44,739	32,136	39.2

CTS	3,904	2,870	36.0	31.0	14,299	8,125	76.0
DTS	1,580	2,146	-26.4	-29.1	4,457	3,375	32.1
Escalade	1,201	1,269	-5.4	-8.9	3,994	3,924	1.8
Escalade ESV	632	666	-5.1	-8.6	1,980	1,614	22.7
Escalade EXT	149	159	-6.3	-9.8	469	382	22.8
SRX	4,221	4,090	3.2	-0.6	13,959	10,866	28.5
STS	475	400	18.8	14.4	1,353	965	40.2
XLR	2	39	-94.9	-95.1	1	101	-99.0
Cadillac Total	12,164	11,639	4.5	0.6	40,512	29,352	38.0

Avalanche	1,655	1,619	2.2	-1.6	4,466	4,020	11.1
Aveo	2,715	3,979	-31.8	-34.3	8,214	8,084	1.6
Camaro	8,964	8,904	0.7	-3.1	19,972	20,757	-3.8
Chevy C/T Series	0	2	***.*	***.*	0	3	***.*
Chevy W Series	0	44	***.*	***.*	0	111	***.*
Cobalt	83	10,316	-99.2	-99.2	642	37,379	-98.3
Colorado	2,561	2,045	25.2	20.6	7,371	5,231	40.9
Corvette	1,163	955	21.8	17.3	2,839	2,433	16.7
Cruze	18,018	0	***.*	***.*	50,205	0	***.*
Equinox	14,949	12,805	16.7	12.4	43,230	30,379	42.3
Express	5,851	4,010	45.9	40.5	15,145	10,671	41.9
HHR	7,428	6,167	20.4	16.0	21,213	16,277	30.3
Impala	18,063	15,594	15.8	11.5	49,541	38,273	29.4
Kodiak 4/5 Series	0	208	***.*	***.*	0	501	***.*
Kodiak 6/7/8 Series	0	22	***.*	***.*	0	58	***.*
Malibu	15,551	17,750	-12.4	-15.6	48,745	49,339	-1.2
Silverado-C/K Pickup	32,555	29,886	8.9	4.9	92,455	72,480	27.6
Suburban (Chevy)	2,959	3,885	-23.8	-26.7	7,685	7,880	-2.5
Tahoe	6,844	6,294	8.7	4.7	17,193	14,175	21.3
TrailBlazer	0	37	***.*	***.*	11	125	-91.2
Traverse	8,230	8,633	-4.7	-8.2	26,368	20,239	30.3
Uplander	0	10	***.*	***.*	0	43	***.*
Volt	608	0	***.*	***.*	1,210	0	***.*
Chevrolet Total	148,197	133,165	11.3	7.2	416,505	338,458	23.1

Acadia	6,418	6,824	-5.9	-9.4	19,688	18,762	4.9
Canyon	765	615	24.4	19.8	2,224	1,825	21.9
Envoy	0	11	***.*	***.*	1	45	-97.8
GMC C/T Series	0	14	***.*	***.*	0	43	***.*
GMC W Series	0	60	***.*	***.*	0	165	***.*
Savana	1,300	1,446	-10.1	-13.4	2,691	2,668	0.9
Sierra	11,622	9,935	17.0	12.6	33,945	23,502	44.4
Terrain	6,301	4,885	29.0	24.2	19,860	12,976	53.1
Topkick 4/5 Series	0	144	***.*	***.*	0	459	***.*
Topkick 6/7/8 Series	0	41	***.*	***.*	0	121	***.*
Yukon	2,671	2,063	29.5	24.7	7,564	4,827	56.7
Yukon XL	1,520	1,610	-5.6	-9.1	4,816	4,014	20.0
GMC Total	30,597	27,648	10.7	6.6	90,789	69,407	30.8

Brand Total	206,621	185,406	11.4	7.3	592,545	469,353	26.2

HUMMER Total	0	294	***.*	***.*	0	855	***.*

Pontiac Total	0	109	***.*	***.*	0	582	***.*

Saab Total	0	0	***.*	***.*	0	608	***.*

Saturn Total	0	2,737	***.*	***.*	0	5,924	***.*

Other Brand Total	0	3,140	***.*	***.*	0	7,969	***.*

GM Vehicle Total	206,621	188,546	9.6	5.5	592,545	477,322	24.1

Sales Reporting and Data Management	Page 2 of 2